Exhibit 99.i
[Appendix A]

_________________________

Energizer Holdings, Inc.

Amended and Restated

2009

Incentive Stock Plan
_________________________

Section I.
General Provisions

A.           Purpose of Plan

The purpose of the Energizer Holdings, Inc. 2009 Incentive Stock Plan (the “Plan”) is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for stock options and other stock awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company, and to provide equity-linked compensation for directors.

B.           Definitions of Terms as Used in the Plan

“Affiliate” shall mean any entity in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns stock (or beneficial ownership for non-corporate entities) possessing 50 percent or more of the total combined voting power of all classes of stock (or beneficial ownership for non-corporate entities) in one of the other entities in such chain.

“Award” shall mean an Option or any Other Stock Award granted under the terms of the Plan.

“Award Agreement” shall mean the document or documents evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

“Committee” shall mean the Nominating and Executive Compensation Committee of the Board, or any successor committee the Board may designate to administer the Plan, provided such Committee consists of two or more individuals.  Each member of the Committee shall be (i) an “outside director” within the meaning of Section 162(m) of the Code and (ii) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, or otherwise qualified to administer the Plan as contemplated by that Rule or any successor Rule under the Exchange Act.

“Common Stock” shall mean Energizer Holdings, Inc. $.01 par value Common Stock or common stock of the Company outstanding upon the reclassification of the Common Stock or any other class or series of common stock, including, without limitation, by means of any stock split, stock dividend, creation of targeted stock, or other distributions of stock in respect of stock, or any reverse stock split, or by reason of any recapitalization, merger or consolidation of the Company.

“Company” shall mean Energizer Holdings, Inc.

“Corporate Officer” shall mean any President, Chief Executive Officer, Corporate Vice President, Controller, Secretary or Treasurer of the Company, and any other officers designated as corporate officers by the Board.

“Director” shall mean any member of the Board.

“Employee” shall mean any person who is employed by the Company or an Affiliate, including Corporate Officers.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of the Common Stock shall mean the closing price as reported on the Composite Tape of the New York Stock Exchange, Inc. on the date that such Fair Market Value is to be determined, or if no shares were traded on the determination date, the immediately preceding day on which the Common Stock was traded, or the fair market value as determined by any other method that may be required in order to comply with or to conform to the requirements of applicable laws or regulations.

“Incentive Stock Options” shall mean Options that qualify as such under Section 422 of the Code.

“Non-Qualified Stock Options” shall mean Options that do not qualify as Incentive Stock Options.

“Option” shall mean the right, granted under the Plan, to purchase a specified number of shares of Common Stock, at a fixed price for a specified period of time.

“Other Stock Award” shall mean any Award granted under Section III of the Plan.

“Phantom Stock Option” shall mean an Option, granted under the Plan, which provides that in lieu of receiving shares of Common Stock upon exercise, the recipient will receive an amount equal to the excess of the Fair Market Value of the Common Stock at exercise over the exercise price set forth in the Award Agreement for the Phantom Stock Option.

“Restricted Stock Award” shall mean an Award of shares of Common Stock on which are imposed restrictions on transferability or other shareholder rights, including, but not limited to, restrictions which subject such Award to a “substantial risk of forfeiture” as defined in Section 83 of the Code.

“Stock Appreciation Right” shall mean a right granted under the terms of the Plan to receive an amount equal to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise of the Stock Appreciation Right over the price per share of Common Stock specified in the Award Agreement of which it is a part.

“Termination for Cause” shall mean an Employee’s termination of employment with the Company or an Affiliate because of the Employee’s willful engaging in gross misconduct, provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Employee, (ii) an act or omission believed by the Employee in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Employee to be lawful, or (iii) the good faith conduct of the Employee in connection with a change of control of the Company (including opposition to or support of such change of control).

C.           Scope of Plan and Eligibility

Any Employee selected by the Committee, and any member of the Board, shall be eligible for any Award contemplated under the Plan.

D.           Authorization and Reservation

1.
The Company shall establish a reserve of authorized shares of Common Stock in the amount of 8,000,000 shares.  This reserve shall represent the total number of shares of Common Stock that may be presently issued pursuant to Awards, subject to the last sentence of this Section I.D.1. and Section I.D.2. below.  The reserves may consist of authorized but unissued shares of Common Stock or of reacquired shares, or both.  Awards other than Options, Phantom Stock Options, and Stock Appreciation Rights will be counted against the reserve in a 1.95-to-1 ratio.

2.
Upon the forfeiture or expiration of an Award, all shares of Common Stock not issued thereunder shall become available for the granting of additional Awards.  Awards under the Plan which are payable in cash will not be counted against the reserve unless actual payment is made in shares of Common Stock instead of cash.

3.
Shares of Common Stock tendered as full or partial payment upon exercise of Options or Stock Appreciation Rights granted under the Plan, shares of Common Stock reserved for issuance upon grants of Stock Appreciation Rights (to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the Stock Appreciation Rights), and shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy an Employee’s tax withholding obligations with respect to Awards under the Plan shall not become available for the granting of additional Awards under the Plan.

E.           Grant of Awards and Administration of the Plan

1.
The Committee shall determine those Employees eligible to receive Awards and the amount, type and terms of each Award, subject to the provisions of the Plan.  The Board shall determine the amount, type and terms of each Award to a Director in his or her capacity as a Director, subject to the provisions of the Plan.  In making any determinations under the Plan, the Committee or the Board, as the case may be, shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons.  Any such report, opinions or statements may take into account Award grant practices, including the rate of grant of Awards and any performance criteria related to such awards, at publicly traded or privately held corporations that are similar to or are industry peers with the Company.  All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee or the Board, as the case may be, shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Employee or Director, and any other person with rights to any Award under the Plan, and no member of the Board or the Committee shall be subject to individual liability with respect to the Plan.

2.
The Committee shall administer the Plan and, in connection therewith, it shall have full power to construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan.  To the extent, however, that such construction and interpretation or establishment of rules and regulations relates to or affects any Awards granted to a Director in his or her capacity as a Director, the Board must ratify such construction, interpretation or establishment.

3.
During the term of the Plan, the aggregate number of shares of Common Stock that may be the subject of performance-based Awards (as defined in Section 162(m) of the Code) that may be granted to an Employee or Director during any one fiscal year may not exceed 500,000.  These amounts are subject to adjustment as provided in Section VI. F. below.  The maximum number of shares with regard to which Options and Stock Appreciation Rights may be granted to any individual during any one fiscal year is 500,000.  Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation.

4.
Awards granted under the Plan shall be evidenced in the manner prescribed by the Committee from time to time in accordance with the terms of the Plan.  The terms of each Award shall be set forth in an Award Agreement, and the Committee may require that a recipient execute and deliver the Award Agreement to the Company in order to evidence his or her acceptance of the Award.

Section II.
Stock Options

A.           Description

The Committee may grant Incentive Stock Options and/or Non-Qualified Stock Options to Employees eligible to receive Awards under the Plan.  The Board may grant Non-Qualified Stock Options to Directors under the Plan.

B.           Terms and Conditions

1.
Each Option shall be set forth in a written Award Agreement containing such terms and conditions as the Committee, or in the case of Awards granted to Directors, the Board, may determine, subject to the provisions of the Plan.

2.	The option price of shares of Common Stock subject to any Option shall not be less than the Fair Market Value of the Common Stock on the date that the Option is granted.

3.
The Committee, or in the case of Awards granted to Directors, the Board, shall determine the vesting schedules and the terms, conditions and limitations governing exercisability of Options granted under the Plan.  Unless accelerated in accordance with its terms, an Option may not be exercised until a period of at least one year has elapsed from the date of grant, and the term of any Option granted hereunder shall not exceed ten years.

4.
The purchase price of any shares of Common Stock pursuant to exercise of any Option must be paid in full upon such exercise.  The payment shall be made in cash, in United States dollars, or by tendering shares of Common Stock owned by the Employee or Director (or the person exercising the Option).

Notwithstanding the foregoing or any provision in this Plan or any Award to the contrary, upon prior approval by the Committee, an individual entitled to exercise an Option may elect to pay the purchase price of any exercised Option through Net Exercise or Swap Exercise each as described below.

Any individual electing a Net Exercise of an Option shall receive upon such net exercise a number of shares of Common Stock equal to the aggregate number shares of Common Stock being purchased upon exercise less the number of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price of the shares of Common Stock as to which the Non-Qualified Stock Option is being exercised.

Any individual electing a Swap Exercise shall pay the purchase price of the Option by tendering shares of Common Stock owned by such individual prior to exercising the Option with a Fair Market Value equal to the exercise of the Option.  Any such Swap Exercise shall occur without regard to the six month holding period described in the third sentence of this Paragraph 4.

5.
The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with, the provisions of Section 422 of the Code, and any other administrative procedures adopted by the Committee from time to time.  Incentive Stock Options may not be granted to any person who is not an Employee at the time of grant.  To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the Options in excess of such limit shall be treated as Non-Qualified Stock Options.

Section III.
Other Stock Awards

In addition to Options, the Committee or, in the case of Awards granted to Directors, the Board, may grant Other Stock Awards payable in Common Stock or cash, upon such terms and conditions as the Committee or Board may determine, subject to the provisions of the Plan.  Other Stock Awards may include, but are not limited to, the following types of Awards:

A.           Restricted Stock Awards and Restricted Stock Equivalents

The Committee or, in the case of Awards granted to a Director in his or her capacity as Director, the Board, may grant Restricted Stock Awards, each of which consists of a grant of shares of Common Stock, subject to terms and conditions determined by the Committee or Board in its sole discretion as well as to the provisions of the Plan.  Such terms and conditions shall be set forth in a written Award Agreement.  The shares of Common Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the Award Agreement and the Plan.  Prior to the lapse or release of restrictions, all shares of Common Stock which are the subject of a Restricted Stock Award are subject to forfeiture in accordance with Section IV of the Plan.  Shares of Common Stock issued pursuant to a Restricted Stock Award will be issued for no monetary consideration.  The Committee or, in the case of Awards granted to a Director in his or her capacity as a Director, the Board, may also grant restricted stock equivalents which only convert into shares of Common Stock upon vesting at the end of a specified restricted period.  Recipients of restricted stock equivalents do not have the right to vote or to receive dividends during the restricted period (although if dividends were to be paid on the shares of Common Stock, the terms of the Awards could provide for dividend equivalents payable in cash).  Restricted stock equivalents may not be sold, assigned or transferred during the restricted period.

B.           Stock Related Deferred Compensation

The Committee may, in its discretion, permit the deferral of payment of an Employee’s cash bonus or other cash compensation in the form of either Common Stock or Common Stock equivalents (with each such equivalent corresponding to a share of Common Stock), under such terms and conditions as the Committee may prescribe in the Award Agreement relating thereto, including the terms of any deferred compensation plan under which such Common Stock equivalents may be granted.  In addition, the Committee may, in any fiscal year, provide for an additional matching deferral to be credited to an Employee’s account under such deferred compensation plans.  The Committee may also permit account balances of other cash or mutual fund accounts maintained pursuant to such deferred compensation plans to be converted, at the discretion of the participant, into the form of Common Stock equivalents, or to permit Common Stock equivalents to be converted into account balances of such other cash or mutual fund accounts, upon the terms set forth in such plans as well as such other terms and conditions as the Committee may, in its discretion, determine.  The Committee may, in its discretion, determine whether any deferral in the form of Common Stock equivalents, including deferrals under the terms of any deferred compensation plans of the Company, shall be paid on distribution in the form of cash or in shares of Common Stock.  To the extent Code Section 409A is applicable, all actions pursuant to this Section III.B. must satisfy the requirements of Code Section 409A and the regulations and guidance thereunder.

C.           Stock Appreciation Rights and Phantom Stock Options

The Committee, or in the case of Awards granted to Directors, the Board, may, in its discretion, grant Stock Appreciation Rights or Phantom Stock Options to Employees or Directors.  Subject to the provisions of the Plan, the Committee or Board in its sole discretion shall determine the terms and conditions of the Stock Appreciation Rights and Phantoms Stock Options.  Such terms and conditions shall be set forth in a written Award Agreement.  Each Stock Appreciation Right or Phantom Stock Option shall entitle the holder thereof to elect, prior to its cancellation or termination, to exercise such unit or option and receive either cash or shares of Common Stock, or both, as the Committee or Board may determine, in an aggregate amount equal in value to the excess of the Fair Market Value of the Common Stock on the date of such election over the Fair Market Value on the date of grant of the Stock Appreciation Right or Phantom Stock Option; except that if an option is amended to include Stock Appreciation Rights, the designated Fair Market Value in the applicable Award Agreement may be the Fair Market Value on the date that the Option was granted.  The term of any Stock Appreciation Right or Phantom Stock Option granted hereunder shall not exceed ten years.  The Committee or Board may provide that a Stock Appreciation Right may only be exercised on one or more specified dates.  Stock Appreciation Rights may be granted on a “free-standing” basis or in conjunction with all or a portion of the shares of Common Stock covered by an Option.  In addition to any other terms and conditions set forth in the Award Agreement, Stock Appreciation Rights and Phantom Stock Options shall be subject to the following terms: (i) Stock Appreciation Rights and Phantom Stock Options, unless accelerated in accordance with their terms, may not be exercised within the first year after the date of grant, (ii) the Committee or Board, as the case may be, may, in its sole discretion, disapprove an election to surrender any Stock Appreciation Right or Phantom Stock Option for cash in full or partial settlement thereof, provided that such disapproval shall not affect the recipient’s right to surrender the Stock Appreciation Right or Phantom Stock Option at a later date for shares of Common Stock or cash, and (iii) no Stock Appreciation Right or Phantom Stock Option may be exercised unless the holder thereof is at the time of exercise an Employee or Director and has been continuously since the date the Stock Appreciation Right or Phantom Stock Option was granted, except that the Committee or Board may permit the exercise of any Stock Appreciation Right or Phantom Stock Option for any period following the recipient’s termination of employment or retirement or resignation from the Board, not in excess of the original term of the Award, on such terms and conditions as it shall deem appropriate and specify in the related Award Agreement.

D.           Performance-Based Other Stock Awards

The payment under any Other Stock Award that the Committee or Board determines shall be a performance-based Award (as defined in Section 162(m) of the Code) (hereinafter “Target Award”) shall be contingent upon the attainment of one or more pre-established performance goals established by the Committee in writing within ninety (90) days after the commencement of the Target Award performance period (or in the case of a newly hired Employee, before 25% of such Employee’s service for such Target Award performance period has lapsed).  Such performance goals will be based upon one or more of the following performance-based criteria:  (a) earnings per share; (b) income or net income; (c) return measures (including, but not limited to, return on assets, capital, equity or sales); (d) cash flow return on investments which equals net cash flows divided by owners equity; (e) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division); (f) operating earnings or net operation earnings; (g) cost control; (h) share price (including, but not limited to, growth measures); (i) total shareholder return (stock price appreciation plus dividends); (j) economic value added; (k) EBITDA; (l) operating margin (m) market share and (n) cash flow from operations.  Performance may be measured on an individual, corporate group, business unit, or consolidated basis and may be measured absolutely or relatively to the Company’s peers.  In establishing the Performance Goals, the Committee may account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Stock, or a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company, or other extraordinary items.

The Committee, in its discretion, may cancel or decrease an earned Target Award, but, except as otherwise permitted by Treasury Regulation Section 1.162-27(e)(2)(iii)(C), may not, under any circumstances, increase such award.  Before payments are made under a Target Award, the Committee shall certify in writing that the performance goals justifying the payment under Target Award have been met.

Section IV.
Forfeiture of Awards

A.           Unless the Committee, or in the case of a Director, the Board, shall have determined otherwise, the recipient of any Award pursuant to the Plan shall forfeit the Award, to the extent not then payable or exercisable, upon the occurrence of any of the following events:

1.	The recipient is Terminated for Cause.

2.	The recipient voluntarily terminates his or her employment, except as otherwise provided in the Award Agreement.

3.	The recipient engages in competition with the Company or any Affiliate.

4.
The recipient engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, including, but not limited to, conduct that breaches the recipient’s duty of loyalty to the Company or an Affiliate or that is materially injurious to the Company or an Affiliate, monetarily or otherwise.  Such activity or conduct may include:  (i) disclosing or misusing any confidential information pertaining to the Company or an Affiliate; (ii) any attempt, directly or indirectly, to induce any Employee of the Company or any Affiliate to be employed or perform services elsewhere, or (iii) any direct or indirect attempt to solicit, or assist another employer in soliciting, the trade of any customer or supplier or prospective customer of the Company or any Affiliate.

B.           The Committee or the Board, as the case may be, may include in any Award Agreement any additional or different conditions of forfeiture it may deem appropriate, and may waive any condition of forfeiture stated above or in the Award Agreement.

C.           In the event of forfeiture, the recipient shall lose all rights in and to portions of the Award which are not vested or which are not exercisable.  Except in the case of Restricted Stock Awards as to which restrictions have not lapsed, this provision, however, shall not be invoked to require any recipient to transfer to the Company any Common Stock already received under an Award.

D.           Such determinations as may be necessary for application of this Section, including any grant of authority to others to make determinations under this Section, shall be at the sole discretion of the Committee, or in the case of Awards granted to Directors, of the Board, and such determinations shall be conclusive and binding.

Section V.
Beneficiary Designation; Death of Awardee

A.           An Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the recipient, an Option, Stock Appreciation Right or Phantom Stock Option, or to receive, in such event, any Other Stock Awards.  The Committee reserves the right to review and approve beneficiary designations.  A recipient may from time to time revoke or change any such designation or beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise.  However, if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option, Stock Appreciation Right or Phantom Stock Option, or to receive any Other Stock Award, the Committee may determine to recognize only an exercise by, or right to receive of, the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

B.           Upon the death of an Award recipient, the following rules shall apply:

1.
An Option, to the extent exercisable on the date of the recipient’s death, may be exercised at any time within three years after the recipient’s death, but not after the expiration of the term of the Option.  The Option may be exercised by the recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution, or by the transferee of the Option in accordance with the provisions of Section VI.A.

2.
In the case of any Other Stock Award, any shares of Common Stock or cash payable shall be determined as of the date of the recipient’s death, in accordance with the terms of the Award Agreement, and the Company shall issue such shares of Common Stock or pay such cash to the recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

Section VI.
Other Governing Provisions

A.           Transferability

Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by Award Recipient or by his/her guardian or legal representative; provided, however, that an Award recipient may be permitted, in the sole discretion of the Committee or its delegee, to transfer to a member of such recipient’s immediate family, family trust or family partnership as defined by the Committee or its delegee, an Option granted pursuant to Section II hereof, other than an Incentive Stock Option, subject to such terms and conditions as the Committee or its delegee, in their sole discretion, shall determine.

B.           Rights as a Shareholder

A recipient of an Award shall have no rights as a shareholder, with respect to any Options or shares of Common Stock which may be issued in connection with an Award, until the issuance of a Common Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Common Stock certificate.  In addition, with respect to Restricted Stock Awards, recipients shall have only such rights as a shareholder as may be set forth in the terms of the Award Agreement.

C.           General Conditions of Awards

No Employee, Director or other person shall have any rights with respect to the Plan, the shares of Common Stock reserved or in any Award, contingent or otherwise, until an Award Agreement shall have been delivered to the recipient and all of the terms, conditions and provisions of the Plan applicable to such recipient shall have been met.

D.           Reservation of Rights of Company

Neither the establishment of the Plan nor the granting of an Award shall confer upon any Employee any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.  No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Company or any Affiliate, unless the Committee shall determine otherwise.

E.           Acceleration

The Committee, or, with respect to any Awards granted to Directors, the Board, may, in its sole discretion, accelerate the vesting or date of exercise of any Awards except to the extent such acceleration will result in adverse tax consequences under Code Section 409A.

F.           Effect of Certain Changes

Subject to Treasury Regulation §1.409A-1(b)(5)(v)(D) & (H), in the event of any extraordinary dividend, stock split-up, stock dividend, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Common Stock or any other class or series of common stock of the Company, or consolidation, merger or sale of all, or substantially all, of the assets of the Company, the Committee or its delegate shall cause equitable adjustments to be made to the shares reserved under Section I.D. of the Plan and the limits on Awards set forth in Section I.E.3. of the Plan, and the Committee or Board shall cause such adjustments to be made to the terms of outstanding Awards to reflect such event and preserve the value of such Awards. Any such adjustments to a Non-Qualified Stock Option or a Stock Appreciation Right shall comply with the requirements of the regulations under Section 409A of the Code. If any such adjustment would result in a fractional share of Common Stock being issued or awarded under this Plan, such fractional share shall be disregarded.

G.           Repricing

Without the prior approval of the Company’s shareholders, the Company will not effect a “repricing” (as defined below) of any Options or Other Stock Awards granted under the terms of the Plan.  For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action have the same effect:  (a) the lowering of the purchase price of an Option or Other Stock Award after it is granted;  (b) the cancelling of an Option or Other Stock Award in exchange for another Option or Other Stock Award at a time when the purchase price of the cancelled Option or Other Stock Award exceeds the Fair Market Value of the underlying Stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction);  (c) the purchase of an Option or Other Stock Award for cash or other consideration at a time when the purchase price of the purchased Option or Other Stock Award exceeds the Fair Market Value of the underlying Stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate action);  or (d) an action that is treated as a repricing under generally accepted accounting principles.

H.           Withholding of Taxes

The Company shall satisfy any federal, state or local tax withholding obligations (including income taxes and the employee portion of employment taxes) resulting from the payment or vesting of Awards (other than Non-Qualified Stock Options) by reducing the number of shares of Common Stock otherwise payable under such Awards.  To the extent that the shares of Common Stock under the Awards are insufficient to satisfy the tax withholding obligations, the Company shall deduct from any cash payment under the Plan, or otherwise collect from the recipient, any amounts necessary to satisfy such tax obligations.

In the event that the number of shares of Common Stock otherwise payable are reduced in satisfaction of tax obligations, such number of shares shall be calculated by reference to the Fair Market Value of the Common Stock on the date that such taxes are determined.

In the case of Non-Qualified Stock Options, the Company shall satisfy any federal, state or local tax withholding obligations through payroll deduction or any other cash payment by the recipient.

With respect to Corporate Officers, Directors or other recipients subject to Section 16(b) of the Exchange Act, the Committee, or, with respect to Awards granted to Directors, the Board, may impose such other conditions on the recipient’s election as it deems necessary or appropriate in order to exempt such withholding from the penalties set forth in said Section.

I.           No Warranty of Tax Effect

Except as may be contained in the terms of any Award Agreement, no opinion is expressed nor warranties made as to the tax effects under federal, foreign, state or local laws or regulations of any Award granted under the Plan.

J.           Amendment of Plan

Except as otherwise provided in this Section VI.J., the Board may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated, may reinstate any or all of the provisions of the Plan, except that (i) no amendment, suspension or termination may apply to the terms of any Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination, in a manner which would reasonably be considered to be adverse to the recipient, without the recipient’s consent; (ii) except as provided in Section VI.F., no amendment may be made to increase the number of shares of Common Stock reserved under Section I.D. of the Plan; (iii) except as provided in Section VI.F., no amendment may be made to increase the limitations set forth in Section 1.E.3 of the Plan, and (iv) no amendment may withdraw the authority of the Committee to administer the Plan.

To the extent a portion of the Plan is subject to Code Section 409A, the Board may terminate the Plan, and distribute all vested accrued benefits, without consent from affected Award recipients, subject to the restrictions set forth in Treasury Regulation §1.409A-3(j)(4).  A termination of any portion of the Plan that is subject to Code Section 409A must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

K.           Construction of Plan

The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.

L.           Choice of Venue

Any legal action against the Plan, the Company, an Affiliate, or the Committee may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

M.           Unfunded Nature of Plan

The Plan, insofar as it provides for cash payments, shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan.  Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of any Award Agreement entered into pursuant to the Plan.  No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

N.           Successors

All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

O.           Compliance with Code Section 409A

To the extent applicable, this Plan and all Awards granted hereunder shall be construed in a manner consistent with the requirements of Code Section 409A.

P.           Employees Employed in Foreign Jurisdictions

In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive awards under the Plan, the Committee may adopt such amendments, administrative policies, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan.

Section VII.
Effective Date and Term

Subject to the prior approval of the Company shareholders, the Plan shall be effective January 26, 2009 and shall continue in effect until December 31, 2018, when it shall terminate.  Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter.  The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan.

Section VIII.
Expiration of Prior Incentive Stock Plan

Upon approval of this Plan by the Company shareholders, the Energizer Holding, Inc. 2000 Incentive Stock Plan will terminate as to future grants or awards thereunder, but this termination shall not affect in any manner outstanding grants or awards under the plan, which shall continue to be governed by the terms of the plan and the individual grant or award agreements.